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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

Goodman                             Charles		H.
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   (Last)                           (First)             (Middle)

222 North LaSalle Street, Suite 2000
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                                    (Street)

Chicago                                Illinois         60601
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

Alltel Corporation (AT)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

January 2, 2003
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by more than One Reporting Person
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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock			    08/12/02	  W	  V	16,200	     A	    		            D
						Note A
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Common Stock			    09/03/02	  J	  V	37,750	     D	    		            D
						Note B
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Common Stock			    01/02/03	  A	  	   941	     A 	 $53.15		    1,741   D
						Note C
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Common Stock			    08/12/02	  W	  V	16,200	     D			        0   I	   Note A
						Note A
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Common Stock			    09/03/02	  J	  V	37,750	     A	    		   37,750   I	   Note B
						Note B
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Common Stock											  203,700   I	   Note D
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Common Stock											1,080,801   I	   Note E
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Common Stock											    1,000   I	   Note F
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Common Stock											    4,000   I	   Note G
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Common Stock											    6,500   I	   Note H
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Common Stock											    6,100   I	   Note I
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Common Stock											  286,700   I	   Note J
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Common Stock											   15,200   I	   Note K
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Common Stock											    1,000   I	   Note L
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====================================================================================================================================

Note A:	Transfer from the Reporting Person's spouse, by will
	or by the laws of descent	and distribution
Note B:	Change in form of beneficial ownership - Transfer from
	the Reporting Person to the Charles AT Trust (of which
	the Reporting Person is the Trustee and a Beneficiary)
Note C:	Exempt by Rule 16b-3(d) - a grant approved by the Board of
	Directors in lieu of cash for the Reporting Person's annual director fee and subject to a substantial risk of forfeiture
	until January 1, 2004
Note D:	Owned by a partnership - Areljay, L.P. (of which the Reporting
	Person is a partner in a limited partnership which is a Partner)
Note E:	Owned by a partnership - The Crown Fund (of which the
	Reporting Person is a partner)
Note F:	Owned by a trust - Charles Grandchildren Trust (of which the
	Reporting Person is a co-trustee and the Reporting Person's grandchildren are the beneficiaries)
Note G:	Owned by a trust - James & Ann Goodman Trust (of which the
	Reporting Person is a beneficiary and shares investment control)
Note H:	Owned by a trust - Suzanne Family Trust (of which the Reporting
	Person is a beneficiary and shares investment control)
Note I:	Owned by a trust - Charles Family Trust (of which the Reporting
	Person is a beneficiary and shares investment control)
Note J:	Owned by a partnership - The Crown Fund II (of which the Reporting
	Person is a partner)
Note K:	Owned by a trust - Irving & Rose Trust (of which the Reporting
	Person is a beneficiary)
Note L:	Owned by a trust - David and Mollie Goodman Trust (of which the
	Reporting Person is a co-trustee and his grandchildren are the beneficiaries)
The Reporting Person disclaims beneficial ownership of the shares described in Note B and Notes D through L, except to the extent of his beneficial interest in the entities that own these shares.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).


                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:


	/s/ Charles H. Goodman				January 6, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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